PRESS RELEASE

Fidelisenergy.com

5151 E. Broadway, Suite 1600

Tucson, AZ 85711

OTCBB Trading Symbol: FDEI

Email: ir@fidelisenergy.com

Investor Relations Contact:

ir@fidelisenergy.com

Date: 26 October 2004

Fidelis Energy Arranges $5 Million Financing

Fidelis Energy, Inc. (OTC BB: FDEI), an oil and gas company dedicated to developing North America's energy resources, is pleased to announce that the Company has negotiated, arranged and secured a $5 million financing to forward its oil and gas projects. The announcement was made today by Dan Hodges, President of Fidelis Energy.

The $5 million is in the form of a low interest line of credit to be drawn on as required. The line of credit is secured by production, specifically from the North Franklin Project gas sales that is expected to be in production shortly. The financing is non-dilutive and will allow Fidelis Energy access to required capital as is necessary to fund project development.

ABOUT FIDELIS ENERGY INC.

Based in Tucson, AZ, Fidelis Energy is an oil and gas company dedicated to solving North America's complex energy problems. Fidelis Energy identifies, acquires and develops working interest percentages in smaller, underdeveloped oil and gas projects in California, Canada, and other promising locales that do not meet the requirements of larger producers and developers. Through the use of modern development techniques such as horizontal drilling and 3-D seismic, the company enhances production from underdeveloped and under-utilized projects, as it pursues oil and gas production throughout North America.

Safe harbor for Forward-Looking Statements:

Except for statements of historical fact, the information presented herein constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and changes in consumer and business consumption habits and other factors over which Fidelis Energy, Inc. has little or no control.

For more information, please visit our website at www.FidelisEnergy.com, or contact Investor Relations at 1-877-241-6100.

ON BEHALF OF THE BOARD

Fidelis Energy Inc.

Dan Hodges - President